Exhibit 10.29

CONSOLIDATED EBITDA

Earnings before interest, taxes, depreciation and amortization, non-cash stock compensation and payments, non-cash charges that do not result in future cash obligations, any extraordinary or non recurring gains (losses) and any non-cash transactions (Consolidated EBITDA) is not intended to present a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Nor should Consolidated EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. Consolidated EBITDA is included herein as means to measure operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies.

The definition of Consolidated EBITDA is defined in the senior secured convertible notes as a measurement for meeting the notes covenant requirements. Consolidated Net Debt is defined as the sum of (a) aggregate stated balance sheet amount of all Indebtedness of the Company plus or minus (b) any adjustment required to include the Amended Notes at their face amount rather than fair value that is used for GAAP presentation, minus (c) the aggregate stated balance sheet amount of unrestricted cash and cash equivalents of the Company in accordance with GAAP. For the twelve months ended September 30, 2008, the quotient of Consolidated Net Debt divided by Consolidated EBITDA for the twelve month period was required to be not less than 4.5 in order for the Company to be compliant with covenant requirements of the notes. The Company was in compliance with the required covenant at September 30, 2008.

The following table reconciles our consolidated net earnings per GAAP to Consolidated EBITDA:

Twelve Months Ended
September 30,
2008

Consolidated Net Loss	$(10,161)
Any extraordinary or non recurring gains or losses
Loss from disposed operations, net of tax	1,350
Impairment of goodwill and long-lived assets	3,957
Loss on sale of subsidiaries	387
Non-cash charges that do not result in future cash obligations Loss from fair value of notes and warrants	659
Loss from Sale of Fixed Assets	215
Non-cash expenses associated with stock compensation expense	630

Adjusted Net Loss before	$(2,963)
Interest Income	(873)
Interest Expense	7,412
Income tax expense	517
Depreciation Expense	5,812
Amortization Expense	1,114
Any non-cash transactions	—
Foreign currency losses	2,625
Adjustments related to Inventory	439
Bad Debt Expense	421
Hedge or non-hedge derivative adjustments	—

Consolidated EBITDA	$14,504

Other Financial Disclosure Required based on terms of notes:
Consolidated Net Interest Expense	$6,539

Consolidated Net Debt (Total Debt less Cash and Cash Equivalents) at September 30, 2008	$35,388

Quotient of Consolidated Net Debt divided by Consolidated EBITDA	2.44

Covenant Requirement — not more than	4.50
Covenant Status	PASSED